Exhibit 10.28

GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
DEFERRED SHARE UNIT AGREEMENT

THIS AGREEMENT, made as of this     day of           20   between GrafTech International Ltd. (“GrafTech”) and David J. Rintoul (the “Participant”).

WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”);

WHEREAS, Section 7 of the Plan provides for the grant to Participants of equity-based or equity-related awards, including deferred share units (“DSUs”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                      Grant of DSUs.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby grants to the Participant [•] DSUs.  Each DSU represents a conditional right to receive one share of Common Stock.

2.                                      Grant Date.  The grant date of the DSUs hereby granted is          (“Grant Date”).

3.                                      Vesting.  All DSUs shall vest on the third anniversary of the Grant Date, provided that the Participant is employed by the Company on such date.

4.                                      Dividend Equivalent Units.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby awards to the Participant a right to receive in respect of each DSU held by the Participant on a dividend record date occurring after the date hereof and prior to the date of settlement of the DSUs pursuant to Section 6 of this Agreement the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”), subject to the terms of this Section 4.  The Dividend Equivalents will be reinvested in the form of additional DSUs (“Dividend Equivalent Units”) determined by dividing the value of the Dividend Equivalent by the Fair Market Value of a share of Common Stock on GrafTech’s dividend record date.  Dividend Equivalents will also accrue on the Dividend Equivalent Units (and be reinvested into additional Dividend Equivalent Units).  Dividend Equivalent Units will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, forfeiture and settlement, that apply to the corresponding DSU under this Agreement and the Plan.

5.                                      Effect of Certain Changes.  In the event the Participant’s Employment is terminated by the Company without Cause within the two (2) year period following the consummation of a Change in Control, any then-outstanding unvested DSUs shall immediately vest in full as of the date of such termination.  For purposes of this Agreement, a “Change in Control” shall occur upon (a) Brookfield Asset Management Inc. and any affiliates thereof (the “Majority Stockholder”) ceasing to own stock of GrafTech that constitutes at least thirty-five percent (35%) of the total fair market value or total Voting Power of the stock of GrafTech or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than GrafTech, the Majority Stockholder or any employee benefit plan sponsored by GrafTech acquires ownership of stock of GrafTech that, together with stock held by such person or group, constitutes more than fifty percent (50%) or more of the total fair market value or total Voting Power of the stock of GrafTech.  For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) a failure of the Participant to reasonably and substantially perform his or her duties to the Company (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the commission by the Participant of any felony or other serious crime; or (v) a breach by the Participant of the terms of any agreement with the Company or any Company policies.

6.                                      Delivery of Common Stock.  One share of Common Stock shall be delivered to the Participant in respect of each vested DSU as soon as practicable following the date of termination of the Participant’s Employment with the Company but in any event no later than the end of the calendar year in which such termination date occurs; provided that to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after the Participant’s separation from service (or the Participant’s death, if earlier).  The value of any partial shares shall be paid to the Participant in cash.

7.                                      Forfeiture.  Other than as set forth in Section 5 of this Agreement, any unvested DSUs shall expire and be forfeited upon the termination of Participant’s Employment for any reason without any consideration and the Participant shall have no further rights thereto.

8.                                      Transferability.  No DSUs may be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of any DSU will be forfeited by the Participant and all of the Participant’s rights to such DSU shall immediately terminate without any payment or consideration from GrafTech.

9.                                      Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein).  All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

10.                               Taxes.  To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the vesting of the DSUs in accordance with Section 13 of the Plan.  GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.

11.                               Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action.  No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

12.                               Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

13.                               No Special Employment Rights; No Right to Award.  Nothing contained in the Plan or any Stock Incentive Award shall confer upon any Participant any right with respect to the continuation of his Employment with the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the DSUs.  The rights or opportunity granted to the Participant on the making of a Stock Incentive Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either: (i) the Participant giving or receiving notice of termination of his or her office or Employment; (i) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

14.                               Stockholder’s Rights.  The Participant shall have no rights as a stockholder of GrafTech with respect to any shares of Common Stock in respect of the DSUs awarded under this Agreement until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof.  For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the DSUs prior to settlement.

15.                               Data Privacy.  By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (i) holding and maintaining details of the Participant and his or her participation in the Plan; (ii) transferring data relating to the Participant and his or her participation in the Plan to the Company registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; (iii) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser’s advisers), and (iv) with respect to Participants Employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (i) to (iii) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.

16.                               Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

17.                               Clawback Policies.  Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of DSUs pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment.  In addition, a Participant’s rights, payments, gains and benefits with respect to a Stock Incentive Award (whether granted hereunder or under any prior Award Agreement) shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment if the Participant engages in Detrimental Conduct (as defined below); provided, that any change to the terms of the Stock Incentive Awards shall be effected in a way that causes the Stock Incentive Awards to be excluded from the application of, or to comply with, Section 409A of the Code.  For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee.  Such activities include unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding, or misappropriation of property.

18.                               Policy Against Insider Trading.  By accepting the DSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.

19.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

20.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

21.                               Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.  The Participant acknowledges that there may be adverse tax consequences upon vesting of the DSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition.

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IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GrafTech International Ltd.

By:
Title:

David J. Rintoul

[Signature page to DSU Agreement]